Exhibit 10.1

SECOND AMENDMENT TO THE SHARE EXCHANGE AGREEMENT

This Second Amendment (this “Amendment”) dated as of March 31, 2025 (the “Effective Date”) to the Share Exchange Agreement entered into on September 4, 2024 (the “Agreement”), by and between Nightfood Holdings, Inc., a Nevada corporation (the “Parent Company”), Future Hospitality Ventures Holdings, Inc., a wholly-owned subsidiary of Parent Company (“FHVH”), SWC Group, Inc., a California corporation (“SWC”), and Sugarmade, Inc., a Delaware corporation and the sole shareholder of SWC (the “SWC Shareholder”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into the Agreement pursuant to which the Parent Company agreed to acquire, through FHVH, all issued and outstanding shares of SWC, subject to certain terms and conditions;

WHEREAS, the Parties entered into a First Amendment to the Agreement on December 10, 2024, modifying certain terms related to transaction pricing and share calculations, while confirming all other terms and conditions of the Agreement remained unchanged;

WHEREAS, the Parties now acknowledge that the transaction contemplated in the Agreement has not yet been consummated due to outstanding conditions and mutual agreement among the Parties; and

WHEREAS, the Parties desire to further amend the Agreement to (a) revise the delivery obligations in Section 1.1, such that SWC shall deliver the SWC Common Stock to the Parent Company and become a wholly-owned subsidiary of the Parent Company, rather than FHVH; (b) require SWC to deliver a copy of its stock ledger and resolutions evidencing the transfer of the SWC Common Stock to the Parent Company in accordance with Section 1.4(b)(ii); and (c) update the Closing Date to reflect the current status of the transaction.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1. Definitions. Capitalized terms used and not defined in this Amendment have their respective meanings assigned to them in the Agreement.

2. Amendments. As of the Effective Date, the Agreement is hereby amended or modified as follows:

(a)	the “Closing Date” as defined in Section 1.3 of the Agreement is hereby amended to mean March 31, 2025, or such other date as the Parties may mutually agree in writing.

(b)	Section 1.1 of the Agreement is hereby amended to reflect that SWC shall deliver the SWC Common Stock to the Parent Company, rather than FHVH, and shall become a wholly-owned subsidiary of the Parent Company. This amendment is intended to enable the Parent Company to effectively present segmented revenue and maintain flexibility for future corporate restructuring.

(c)	Section 1.4(b)(ii) of the Agreement is hereby amended to require that SWC deliver to the Parent Company a copy of its stock ledger and resolutions evidencing the transfer of all issued and outstanding shares of SWC to the Parent Company on or prior to the Closing Date.

(d)	The Parties hereby amend and restate Section 1.2 of the Agreement in its entirety as follows:

“1.2. Purchase Price. The aggregate purchase price for the SWC Common Stock shall be Ten Million Dollars ($10,000,000) (the “Purchase Price”), which shall be paid by Nightfood Holdings, Inc. (NGTF) through the direct issuance of shares of its Series C Preferred Stock (the “NGTF Exchange Shares”) to SWC Group, Inc.

The number of NGTF Exchange Shares to be issued shall be calculated using the following formula:

Number of Series C Preferred Shares = $10,000,000 ÷ $0.02 ÷ 6000

Applying the formula:

$10,000,000 ÷ $0.02 = 500,000,000 common share equivalents

500,000,000 ÷ 6000 = 83,333.33

Accordingly, NGTF shall issue 83,333.33 shares of Series C Preferred Stock to SWC Group, Inc. as consideration for the purchase of all issued and outstanding shares of SWC.”

3. Effectiveness; Limited Effect. The Amendment shall be limited precisely as written and relates solely to the stated sections of the Agreement in the manner and to the extent described above, and nothing in this Amendment shall be deemed to constitute a waiver by NGTF or FHVH of compliance with respect to any other term, provision, or condition of the Agreement, or any other instrument or agreement referred to therein. The amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

4. Miscellaneous. This Amendment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Amendment and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law principles. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

Nightfood Holdings, Inc.

By:	/s/ Lei Sonny Wang
Name:	Lei Sonny Wang
Title:	Chief Executive Officer

Future Hospitality Ventures Holdings, Inc.

By:	/s/ Lei Sonny Wang
Name:	Lei Sonny Wang
Title:	President

SWC Group, Inc.

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer

Sugarmade, Inc.

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer and Chairman